Possis Medical, Inc. Closes TIME 1 Clinical Trial for Ischemic Stroke Company Will Contemplate Launching New R&D Efforts for Stroke Treatment

     Minneapolis,  Minn., (August 11, 2003): Possis Medical,  Inc.  (NASDAQ-NMS:
POSS), today reported the end of the 20 patient, Phase 1 TIME (Thrombectomy in Middle Cerebral Embolism) clinical trial for ischemic stroke. The study investigators included some of the world's leading clinicians and researchers in treating ischemic stroke, that is, stroke caused by a clot or other material lodging in the middle cerebral artery. The challenge in treating this type of stroke is to intervene rapidly from symptom onset (within six hours), and to be safe, above all, while also rapidly and effectively removing the material blocking blood flow. It was the conclusion of the study investigators, and the Company agreed, that the current device, the NV 150 neurocatheter, while safe, had not met the clinical challenges of being effective enough to warrant a Phase II trial. Overall, the device effectiveness at delivering thrombectomy, or clot removal, was approximately 30%.

     Robert G. Dutcher, Chairman, President and CEO of Possis Medical, Inc., said, "We are very grateful to all of our investigators, their dedicated staff, and to our research team for their extraordinary effort in carrying out this clinical trial, aimed at one of the most debilitating medical conditions. While we are disappointed in the short-term outcome, we are resolved to continue our research efforts along several paths, including using drugs and our device together, to discover a therapy with the right balance of safety and effectiveness." At present, the therapies available to clinicians for treating stroke victims, along with the requisite infrastructure, is not very advanced when compared to treatments available for heart attacks. Dutcher noted, "Effective future stroke treatment will likely require combination therapies, along with significant commitments to community support and improved medical reimbursement. We hope to help bring about this future through our continuing R&D and market development efforts."

     The ending of the clinical trial will not have any revenue or earnings impacts on the financial forecasts for fiscal 2004, previously given by the Company. The Company still expects full-year revenues in the range of $72-75 million, and diluted earnings per share in the range of $0.54-$0.64.

     Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future R&D programs for new products, future market development efforts, and the evolution of infrastructure and reimbursement for stroke treatment. A discussion of the factors that could impact the Company's future results is set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2002, filed with the Securities and Exchange Commission.


                                       ###